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                                                                    EXHIBIT 4.17




                     AMENDED EXCHANGEABLE SHARE PROVISIONS
                          DATED AS OF AUGUST 17, 1999




                          SCHEDULE OF OTHER PROVISIONS



The board of directors of the Corporation may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one third (1/3) of the number of directors who held office at the expiration of the last annual general meeting of the Corporation.

The Plan of Arrangement made effective December 10, 1998 under Section 186 of the Business Corporations Act (Alberta) be and the same is hereby amended in accordance with Section 167(1)(m) of the Business Corporations Act (Alberta) by deleting the definition of "Devon" in Section 1.1 thereof and replacing it with the following:

     "Devon" has the meaning provided in the Exchangeable Share Provisions



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